(PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY)

EXHIBIT 10.86

CPI CORP.
RESTRICTED STOCK PLAN
(As Amended and Restated Effective as of April 14, 2005 )

                Section 1.   Establishment and Purpose

                1.1        Establishment. CPI Corp. hereby establishes a stock incentive plan for key employees and non-employee directors, as described herein, which shall be known as THE CPI CORP. RESTRICTED STOCK PLAN (hereinafter referred to as the “Plan”). The Plan was originally effective as of February 7, 1988 and was previously amended and restated effective as of February 3, 1991; April 2, 1992 and January 16, 1995 and amended as of July 22, 2004. The changes made in the Plan as amended and restated herein are effective as of April 14, 2005.

                1.2        Purpose. The purpose of this Plan is to enable the Corporation to retain and motivate non-employee directors and key employees who have provided valuable service, and to encourage stock ownership by such non-employee directors and key employees by providing them with a means to acquire a proprietary interest or to increase such interest in the success of the Corporation under the terms and conditions of, and in the manner contemplated by, this Plan.

                Section 2.   Definitions

                2.1        Definitions. Whenever used herein, the following terms shall have the meanings set forth below:

(a)	“Board” means the Board of Directors of CPI Corp.

(b)
A “Change of Control” means a change in control of a nature that would be required to be reported in response to Item 5.01 of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) or would have been required to be so reported but for the fact that such event had been “previously reported” as that term is defined in Rule 12b-2 of Regulation 12B of the Exchange Act unless the transactions that give rise to the change of control are approved or ratified by a majority of the members of the Incumbent Board ; provided that, without limitation, notwithstanding anything herein to the contrary, a change in control shall be deemed to have occurred if (i) any Person is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of CPI Corp. representing 40% or more of the combined voting power of CPI Corp.’s then outstanding securities ordinarily (apart from rights accruing under special circumstances) having the right to vote at elections of directors (“Voting Securities”), (ii) individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority thereof, or (iii) the stockholders of CPI Corp. approve a reorganization, merger or consolidation with respect to which persons who were the stockholders of CPI Corp. immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own, directly or indirectly, more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation’s then outstanding voting securities, or a liquidation or dissolution of CPI Corp. or of the sale of all or substantially all of the assets of CPI Corp. For purposes of this Plan, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person,” as such term is used in Section 14(d) of the Exchange Act, other than the Corporation or any employee benefit plan(s) sponsored or maintained by the Corporation.

(c)	“Committee” means the Compensation Committee of the Board, consisting of three or more members of the Board.

(d)
“Corporation” means CPI Corp., a Delaware corporation, as well as any subsidiary or other entity fifty percent (50%) or more of the outstanding equity interest of which is owned, directly or indirectly, by CPI Corp.

(e)
“Distribution Date” means the date on which the Stock granted pursuant to the Plan shall become freely transferable pursuant to the determination of the Committee under Section 7.3 or pursuant to Section 9 or Section 14.

(f)	“Employee” means any person employed by the Corporation on a full-time, salaried basis.

(g)
“Fair Market Value” means CPI Corp.’s closing stock price on the New York Stock Exchange, as reported in the Wall Street Journal, for the trading day immediately preceding the Distribution Date of the Stock referred to in Section 15.1.

(h)
“Incumbent Board” means the individuals who constitute the Board on the effective date of the Plan As Amended and Restated on April 14, 2005; provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by CPI Corp.’s shareholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of CPI Corp. in which such person is named as a nominee for director, without objection to such nomination) shall, for purposes of this Plan, be deemed a member of the Incumbent Board.

(i)	“Normal Retirement” means an employee’s or non-employee director’s voluntary or involuntary termination of employment with the Corporation on or after attainment of age sixty-five (65).

(j)	“Performance Unit” means a component of a long-term incentive.

(k)	“Participant” means an employee or non-employee director designated by the Committee to participate in the Plan.

(l)	“Stock” means the common stock of CPI Corp.

                2.2        Gender and Number. Except when otherwise indicated by the context, words in the masculine gender when used in this Plan shall also include the feminine and neuter genders, the singular shall include the plural, and the plural shall include the singular.

                Section 3. Eligibility and Participation

                3.1        Eligibility and Participation. Participants shall be limited to (a) employees who, by means of their positions, functions, or responsibility levels have a direct impact on the Corporation’s earnings or profitable performance, as determined by the appropriate unit head, with approval of the Chief Operating Officer and (b) non-employee directors.

                Section 4.   Administration

                4.1        Administration. The Committee shall be responsible for the administration of the Plan. The Committee, by majority thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, provide for conditions and assurances deemed necessary or advisable to protect the interests of the Corporation, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons whomsoever.

                Section 5.   Stock Subject to the Plan

                5.1        Number. The total number of shares of Stock that may be granted under the Plan may not exceed

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350,000 shares of common stock of CPI Corp., subject to adjustment as provided in Section 5.3. Those shares may consist, in whole or in part, of authorized but unissued Stock or shares of Stock reacquired by CPI Corp., including shares purchased in the open market, not reserved for any other purpose.

                5.2           Forfeited Stock. In the event any shares of Stock subject to grants made under the Plan are forfeited by the Participant pursuant to this Plan, such forfeited shares again shall become available for issuance under the Plan.

                5.3           Adjustments in Capitalization. In the event of any change in the outstanding shares of Stock of CPI Corp. by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, or exchange of shares or other similar corporate change, the aggregate number of shares of Stock issuable under this Plan shall be appropriately adjusted by the Committee, whose determination shall be conclusive, to prevent dilution or enlargement of the Participants’ potential Stock interests in relation to other holders of the Corporation’s common stock. In such event, the Committee shall also make such appropriate adjustments in the number and type of shares subject to restricted Stock grants then outstanding under the Plan pursuant to the terms of such grants or otherwise.

                Section 6.   Duration of the Plan

                6.1           Duration of the Plan. Subject to the Board’s right to earlier terminate the Plan pursuant to Section 13.1 hereof, the Plan shall remain in effect until all Stock subject to it shall have been acquired by Participants pursuant to the provisions hereof and shall have been released from restrictions pursuant to Section 7.3, Section 9, or Section 14.1 hereof. Notwithstanding the foregoing, no Stock or Performance Units may be granted under the Plan after twenty (20) years from the Plan’s effective date.

                Section 7.   Restricted Stock

                7.1           Grant of Restricted Stock. The Committee, at any time and from time to time, may grant shares of restricted Stock under the Plan to such employees as may be recommended to the Committee by the Chief Executive Officer or the Chief Operating Officer of the Corporation and to non-employee directors.

                7.2           Transferability. Except as contemplated by Section 10.2 hereof, the shares of restricted Stock granted may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated as long as the Corporation has the right to reacquire the shares as provided in this Plan.

                7.3           Removal of Restrictions. Except as otherwise provided in Sections 9.1, 9.2, and 14.1, shares of restricted Stock covered by each restricted Stock grant made under this Plan shall become freely transferable by the Participant after such period or periods of time, and upon satisfaction of such other conditions, as is specified by the Committee in its sole discretion at the time of such grant or otherwise in accordance with the provisions of this Plan.

                7.4           Other Restrictions. The Committee shall impose such other restrictions on any shares granted pursuant to this Plan as it may deem advisable including, without limitation, restrictions under applicable federal laws, under the requirements of any stock exchange upon which such shares or shares of the same class are then listed, and under any blue sky or securities laws applicable to such shares. The Committee, if it deems it appropriate, may condition the grant of any award under the Plan, or the delivery of shares pursuant to such award, upon receipt of an appropriate investment representation from the recipient thereof. The Corporation, in its discretion, may postpone the issuance and delivery of shares pursuant to the Plan until completion of registration or other qualification of the shares under any state or federal law, rule, or regulation as the Corporation may consider appropriate. The Corporation may further require any Participant or other person receiving stock under the Plan to make such representations and furnish such information as it may consider appropriate in connection with the issuance of the shares in compliance with applicable law.

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                7.5           Delivery of Stock. The restricted shares of Stock so granted shall be held by the Corporation or its nominee until the Distribution Date, at which time such shares shall be delivered to the Participant or his designated beneficiary.

                7.6           Voting Rights. Participants shall have full voting rights on those restricted shares of Stock granted.

                7.7           Dividend Rights. Participants granted shares of restricted Stock hereunder shall have full dividend rights, with such dividends being paid currently or, at the discretion of the Committee, accumulated until the Distribution Date or until forfeiture of such shares pursuant to the Plan. If all or part of a dividend is paid in shares, the shares shall be subject to the same restrictions on transferability as the restricted shares that are the basis for the dividend.

                Section 8.   Performance Units.

                8.1           Awards. Subject to the terms of the Plan, the Committee shall designate the participants to whom Performance Units are to be awarded and shall determine the number of units and the terms and conditions of each award of Performance Units. Assuming Performance Criteria and other conditions established by the Compensation Committee are met, the Performance Units will be converted to common stock of the Company. The number of shares awarded for each Performance Unit will be determined by the Committee and may be adjusted by the Committee based on comparison of actual performance to Performance Criteria and other terms and conditions specified by the Committee.

                8.2            Performance Criteria. Awards of Restricted Stock or Performance Units under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Internal Revenue Code, including, but not limited to, cash flow; cost; ratio of debt to debt plus equity; profit before tax; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; price of Company stock; return on net assets, equity or stockholders’ equity; market share; or total return to stockholders (“Performance Criteria”). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company. Any Performance Criteria may include or exclude Extraordinary Items. “Extraordinary Items” shall mean (i) extraordinary, unusual and/or nonrecurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) the impact of changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition.

                8.3           Calculation of Performance Criteria. Performance Criteria shall be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company’s annual report.

                Section 9.   Termination of Employment

                9.1           Termination of Employment or Board Service Due to Death, Disability, or Normal Retirement. In the event that a Participant granted restricted shares hereunder terminates his employment with the Corporation or his service on the Board of Directors because of Normal Retirement, any uncompleted portion of a time period restriction, as set forth in Section 7.3, shall automatically be waived by the Committee. The shares thereby released from the time period restriction shall be thereafter freely transferable by the Participant. In the event a Participant granted restricted shares hereunder terminates his employment with the Corporation or his service on the Board of Directors because of early retirement, or because of death or permanent and total disability prior to Normal Retirement, the Committee may, in its sole discretion, waive the restrictions remaining on any or all such shares.

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                9.2           Termination of Employment for Reasons Other Than Death, Disability, or Normal Retirement. In the event that a Participant terminates, voluntarily or involuntarily, his employment with the Corporation or his service on the Board of Directors prior to the removal of restrictions on shares of restricted Stock as specified in Section 7.3, if such termination is for any reason other than those set forth in Section 9.1 hereof, then any shares still subject to restrictions at the date of such termination shall be forfeited automatically; provided, however, that in the event of an involuntary termination of a Participant, the Committee may, in its sole discretion, waive the automatic forfeiture of any or all shares still subject to restriction and may add such new restrictions to those shares as it deems appropriate.

                Section 10.   Rights of Participants

                10.1         Employment. Nothing in this Plan or in any award of restricted Stock or Performance Units hereunder shall interfere with or limit in any way the right of the Corporation to terminate any employee’s or Participant’s employment or change his compensation at any time, nor confer upon any employee or Participant any right to continue in the employ of the Corporation.

                10.2         Nontransferability of Performance Units and Restricted Stock. No Performance Units or shares of restricted Stock granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution, until the termination of the applicable period or periods of restriction. All rights granted to a Participant under the Plan shall be exercisable during his lifetime only by such Participant, or his guardians or legal representatives. Upon the death of a Participant, his legal representative or beneficiary may exercise his rights under the Plan.

                Section 11.   Beneficiary Designation

                11.1         Beneficiary Designation. Each Participant in the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his estate, subject to the terms of the Plan.

                Section 12.   Facility of Payment

                12.1         Facility of Payment. When a Participant entitled to benefits under the Plan is under legal disability, or, in the Committee’s opinion, is in any way incapacitated so as to be unable to manage his financial affairs, the Committee may direct the Corporation to pay the benefits to such Participant’s legal representative, or to a relative of such Participant for such Participant’s benefit, or the Committee may direct the application of such benefits for the benefit of such Participant. Any payment made in accordance with this Section shall be a full and complete discharge of any liability for such payment under the Plan.

                Section 13.   Amendment and Termination

                13.1         Amendment and Termination. The Board, upon recommendation of the Committee, at any time may terminate, and at any time and from time to time and in any respect, may amend or modify the Plan; provided, however, that the Board shall not modify Section 14 in a manner that would adversely affect the rights of Participants and shall not modify any other provision in any manner adversely affecting any award of restricted Stock theretofore granted under the Plan without the consent of the Participant.

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                Section 14.   Change of Control

                14.1         Change of Control. In the event of a Change of Control, all restrictions shall lapse on shares of restricted Stock granted under the Plan and such shares shall become freely transferable. Upon a Change of Control such shares shall immediately be delivered to the Participants or their designated beneficiaries.

                If rights to dividends with respect to restricted Stock have been accumulated pursuant to Section 7.7, such dividends shall be paid within ninety (90) days after a Change of Control.

                Section 15.   Tax Withholding and Reporting

                15.1         Tax Withholding. The Corporation, as appropriate, shall have the right to deduct from all payments under the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments. In the case of awards paid in Stock, the Participant or other person receiving such Stock may be required to pay to the Corporation, as appropriate, the amount of any such taxes which the Corporation is required to withhold with respect to such Stock; provided, however, that upon the request of such Participant or other person, in lieu of such payment the Corporation may (but shall not be required to) retain from the Stock to be distributed to him under the Plan that number of shares (based on the Fair Market Value of the Stock) that would satisfy the withholding taxes due, and pay such withholding taxes in cash.

                15.2         Tax Reporting. The Participant or other person receiving an award of stock hereunder shall report to the Corporation in writing the time and manner in which such Participant or other person elects to recognize income from or by virtue of such award for federal income tax purposes, promptly after the making of such election.

                Section 16.   Indemnification

                16.1         Indemnification. Each person who is or shall have been a member of the Committee or the Board shall be indemnified and held harmless by the Corporation from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with any claim, action, suit, or proceeding to which he may be a party by reason of any action taken or failure to act under the Plan. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation’s Articles of Incorporation or Bylaws, as a matter of law, by contract, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.

                Section 17.   Governing Law

                17.1         Governing Law. The Plan, and all grants and other documents delivered hereunder, shall be construed in accordance with and governed by the laws of the State of Missouri, to the extent that such laws are not preempted by the laws of the United States of America.

                Section 18.   Expenses of Plan

                18.1         Expenses of Plan. The expenses of administering the Plan shall be borne by the Corporation.

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